Exhibit 10.1

MYLAN N.V. SEVERANCE PLAN AND GLOBAL GUIDELINES
ADOPTED JULY 2019
Mylan N.V. hereby adopts the Mylan N.V. Severance Plan and Global Guidelines for the benefit of employees of the Company and its Subsidiaries on the terms and conditions set forth herein. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment.
SECTION 1. DEFINITIONS. As hereinafter used:
1.1.     “Base Salary” means (i) with respect to any Eligible Employee other than an hourly rate Eligible Employee, the greater of the Eligible Employee’s base salary (excluding any other compensation component, bonus commission, employer retirement plan contribution, allowance, cash or any other form of benefit) as in effect immediately prior to (a) the Severance Date and (b) following a Change in Control, the first occurrence of an event constituting Good Reason hereunder or (ii) with respect to any hourly rate Eligible Employee, the regular hourly wage rate as in effect immediately prior to the Severance Date, including shift premiums and similar hourly premiums regularly paid to the Eligible Employee in addition to his or her base hourly rate during the six months prior to the Severance Date.
1.2.     “Board” means the Board of Directors of the Company.
1.3.     “Cause” means with respect to any Eligible Employee: (a) the failure by the Eligible Employee to substantially perform the Eligible Employee’s duties (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), (b) the continued failure by the Eligible Employee to perform his or her duties at a satisfactory level of performance after notification from his or her manager or supervisor of such failure to perform satisfactorily (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), (c) misconduct by the Eligible Employee in connection with the Eligible Employee’s duties or any act or omission by the Eligible Employee, in each case, which is injurious to the Company or its Subsidiaries monetarily or otherwise or (d) a material violation of any established policy of the Company or any of its Subsidiaries.
1.4.     A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) of 20% or more of either (A) the then-outstanding shares of common stock or ordinary shares of the Company, as applicable (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.4(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company or any of its Subsidiaries, (B) any acquisition by the Company or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (D) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), then, for purposes of this paragraph, such Person shall be deemed to have first acquired, on the first date on which such Person becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and Outstanding Company Voting Securities beneficially owned by it on such date or (E) any acquisition pursuant to a transaction that complies with Section 1.4(iii)(A), (iii)(B) and (iii)(C);
(ii)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, however, the term “Incumbent Board” as used in this Plan shall not include any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any parent thereof) more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and

(C) individuals who comprise the Incumbent Board immediately prior to such Business Combination constitute at least a majority of the members of the board of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries); or
(iv)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
1.5.     “Change in Control Protection Period” means the period commencing on the date a Change in Control occurs and ending on the 2nd anniversary of such date.
1.6.     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.7.     “Code” means the Internal Revenue Code of 1986, as amended.
1.8.     “Company” means Mylan N.V. or any successors thereto.
1.9.     “Disability” means, with respect to each Eligible Employee, a physical or mental condition for which the Eligible Employee is determined to be eligible for benefits under the applicable long-term disability plan of the Company or any its Subsidiaries or for which the Eligible Employee is determined by the Social Security Administration to be eligible for Social Security disability benefits. For the avoidance of doubt, Disability does not include excused absence due to medical illness or injury for a period of less than six months.
1.10.     “Effective Date” means July 29, 2019.
1.11.     “Eligible Employee” means any full-time employee employed in the United States by the Company or any Subsidiary incorporated in the United States or its territories; provided, however, that Eligible Employees shall not include (i) any individual whose wages, hours or other terms or conditions of employment are subject to a collective bargaining agreement, in whole or in part, (ii) any individual who is actually entitled (i.e., not just eligible) to receive severance payments and benefits pursuant to a Transition and Succession Agreement with the Company or any of its Subsidiaries or pursuant to any other agreement with the Company or any of its Subsidiaries under which an Eligible Employee is entitled to receive severance payments and benefits in the event of a Change in Control and (iii) any individual who is or becomes an employee of the Company or any of its Subsidiaries as a result of the consummation of the transactions contemplated by the Option Agreement between Novartis Pharmaceuticals Corporation and BGP Products Operations GMBH, dated as of July 30, 2018. As provided in Section 7 hereof, corresponding International Guidelines will be established for the benefit of employees who would be Eligible Employees if employed in the United States.
1.12.     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13.     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.14.     “Good Reason” means, solely with respect to a Tier I Employee or a Tier II Employee, (i) a material adverse change in the nature or status of the Eligible Employee’s duties or responsibilities with the Company or its Subsidiaries, (ii) a reduction in the Eligible Employee’s annual base salary or target bonus opportunity or (iii) a relocation of the Eligible Employee’s principal place of employment that causes the Eligible Employee’s commute from his or her principal residence to the new work location to increase by thirty (30) miles or more. “Good Reason” means, with respect to any other Eligible Employee, (i) a reduction in the Eligible Employee’s annual base salary or (ii) a relocation of the Eligible Employee’s principal place of employment that causes the Eligible Employee’s commute from his or her principal residence to the new work location to increase by thirty (30) miles or more.
1.15.     “Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
1.16.     “Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
1.17.     “Plan” means the Mylan N.V. Severance Plan and Global Guidelines, as set forth herein, as it may be amended from time to time.
1.18.     “Plan Administrator” means the person or persons appointed from time to time by the Board.
1.19.     “Qualifying Severance” means a Severance incurred prior to the Specified Change in Control that is in connection with a job elimination, reduction in force, redundancy, site closure or reorganization.
1.20.     “Salary Continuation Period” means, with respect to each Eligible Employee, the applicable number of months for which the Eligible Employee is entitled to receive salary continuation payments pursuant to Section 2 or 3 hereof.
1.21.     “Severance” means, with respect to any Eligible Employee, (i) the involuntary termination of the Eligible Employee’s employment by the Company or any Subsidiary thereof other than for Cause, death or Disability or (ii) during the Change in Control Protection Period, the voluntary termination of the Eligible Employee’s employment for Good Reason; provided, however, that a Severance shall not occur by reason of the divestiture of a facility, sale of a business or business unit, or the outsourcing of a business activity with which the Eligible Employee is affiliated if the Eligible Employee is offered comparable employment by the entity which acquires such facility, business or business unit or which succeeds to such outsourced business activity.
1.22.     “Severance Date” means, with respect to any Eligible Employee, the date on which the Eligible Employee incurs a Severance.
1.23.     “Specified Change in Control” means the consummation of the transactions contemplated by the Business Combination Agreement, dated as of July 29, 2019, by and among the Company, Pfizer Inc., Upjohn Inc. and the other parties thereto.
1.24.     “Subsidiary” of any Person shall mean any entity in which such Person, directly or indirectly, holds a majority of the voting power of such entity’s outstanding shares of capital stock or other voting interests, as applicable.
1.25.     “Tier I Employee” means an Eligible Employee in Pay Grade 70 or higher, determined as of the Severance Date, or any other Eligible Employee designated by the Company as a Tier I Employee.
1.26.     “Tier II Employee” means an Eligible Employee in Pay Grades 55 through 65, determined as of the Severance Date, or any other Eligible Employee designated by the Company as a Tier II Employee.
1.27.     “Tier III Employee” means an Eligible Employee in Pay Grade 45 through 50, determined as of the Severance Date, or any other Eligible Employee designated by the Company as a Tier III Employee.
1.28.     “Tier IV Employee” means an Eligible Employee in Pay Grades 30 through 40, determined as of the Severance Date, or any other Eligible Employee designated by the Company as a Tier IV Employee.
1.29.     “Tier V Employee” means an Eligible Employee who is not, as of his or her Severance Date, a Tier I Employee, Tier II Employee, Tier III Employee or Tier IV Employee.
1.30.     “Years of Service” means, with respect to any Eligible Employee, the Eligible Employee’s number of continuous years of employment with the Company and/or any Subsidiary thereof since the Employee’s most recent hire date. In computing Years of Service, a period between six full months of employment and one year shall be deemed to be one full year, and a period of less than six full months shall be deemed to be zero years. For example, nine years and six months will be deemed to be ten Years of Service while nine years and anything less than six full months will be deemed to be nine Years of Service.
SECTION 2.     SEVERANCE BENEFITS (OTHER THAN DURING A CHANGE IN CONTROL PROTECTION PERIOD).
2.1.     Tier I Employees. Subject to Section 2.5, each Tier I Employee who incurs a Severance other than during a Change in Control Protection Period shall be entitled to (i) continuation of his or her Base Salary for a number of months equal to his or her Years of

Service, but with a minimum of nine (9) months and a maximum of twelve (12) months, (ii) provided that the Eligible Employee timely elects and enrolls in continuation coverage under COBRA, payment by the Company of the cost of such COBRA continuation coverage for such Eligible Employee and his or her eligible dependents covered by the group health plan of the Company or any of its Subsidiaries on the Severance Date and not otherwise ineligible for coverage under the applicable group health plan, for the number of months he or she receives salary continuation pursuant to this Section 2.1, commencing on the first day of the month following the Severance Date; provided, however, that such payments shall cease to the extent benefits of the same type are received by or made available to such Eligible Employee by a subsequent employer, and (iii) outplacement services for up to twelve (12) months following the Severance Date.
2.2.     Tier II Employees. Subject to Section 2.5, each Tier II Employee who incurs a Severance other than during the Change in Control Protection Period shall be entitled to (i) continuation of his or her Base Salary for a number of months equal to his or her Years of Service, but with a minimum of six (6) months and a maximum of nine (9) months, (ii) provided that the Eligible Employee timely elects and enrolls in continuation coverage under COBRA, payment by the Company of the cost of such COBRA continuation coverage for such Eligible Employee and his or her eligible dependents covered by the group health plan of the Company or any of its Subsidiaries on the Severance Date and not otherwise ineligible for coverage under the applicable group health plan, for the number of months he or she receives salary continuation pursuant to this Section 2.2, commencing on the first day of the month following the Severance Date; provided, however, that such payments shall cease to the extent benefits of the same type are received by or made available to such Eligible Employee by a subsequent employer, and (iii) outplacement services for up to nine (9) months following the Severance Date.
2.3.     Tier III and IV Employees. Subject to Section 2.5, each Tier III Employee and Tier IV Employee who incurs a Severance other than during a Change in Control Protection Period shall be entitled to (i) continuation of his or her Base Salary for a number of months equal to his or her Years of Service, but with a minimum of three (3) months and a maximum of six (6) months and (ii) provided that the Eligible Employee timely elects and enrolls in continuation coverage under COBRA, payment by the Company of the cost of such COBRA continuation coverage for such Eligible Employee and his or her eligible dependents covered by the group health plan of the Company or any of its Subsidiaries on the Severance Date and not otherwise ineligible for coverage under the applicable group health plan, for the number of months he or she receives salary continuation pursuant to this Section 2.3, commencing on the first day of the month following the Severance Date; provided, however, that such payments shall cease to the extent benefits of the same type are received by or made available to such Eligible Employee by a subsequent employer. In addition, each Tier III Employee shall be provided with outplacement services for a number of months equal to the number of months during which he or she is receiving salary continuation payments.
2.4.     Tier V Employees. Subject to Section 2.5, each Tier V Employee who incurs a Severance other than during a Change in Control Protection Period shall be entitled to (i) continuation of his or her Base Salary for a number of months equal to his or her Years of

Service, but with a minimum of two (2) months and a maximum of four (4) months and (ii) provided that the Eligible Employee timely elects and enrolls in continuation coverage under COBRA, payment by the Company of the cost of such COBRA continuation coverage for such Eligible Employee and his or her eligible dependents covered by the group health plan of the Company or any of its Subsidiaries on the Severance Date and not otherwise ineligible for coverage under the applicable group health plan, for the number of months he or she receives salary continuation pursuant to this Section 2.4, commencing on the first day of the month following the Severance Date; provided, however, that such payments shall cease to the extent benefits of the same type are received by or made available to such Eligible Employee by a subsequent employer.
2.5.     Release of Claims. Notwithstanding the foregoing, as a condition to the receipt of any payment pursuant to the applicable provision of this Section 2, each Eligible Employee shall be required to execute and not revoke (within the seven (7) day revocation period or other period required by applicable laws) a Separation Agreement provided by the Company or a Subsidiary which contains a customary general release of claims in favor of the Company and its Subsidiaries. Such release and waiver of claims must be signed and become irrevocable prior to the sixtieth (60th) day (or such longer period not to exceed ninety (90) days as mandated by applicable laws) following the Eligible Employee’s Severance Date.
2.6.     Time of Payments. Subject to Section 8.14 hereof, all payments required to be made pursuant to this Section 2 shall commence as of the first payroll date immediately following the Eligible Employee’s Severance Date; provided, however, that the Company shall retain or withhold any such payments until the date the release described in Section 2.5 hereof has been executed and has become non-revocable, and any such retained or withheld payments shall be paid together with the next severance payment scheduled to be paid following the date such release has been executed and has become non-revocable.
2.7.     Other Arrangements. Notwithstanding the foregoing or any other provision of this Plan, with respect to an Eligible Employee who is a party to a written employment agreement or is eligible to receive severance payments under any other plan, policy or arrangement maintained or entered into by the Company or any of its Subsidiaries, the Eligible Employee will be entitled to receive the greater of the aggregate severance payments and benefits payable under (i) such other plan, policy, agreement or arrangement and (ii) this Section 2. For the avoidance of doubt, the compensation and benefits provided under this Plan shall not result in duplication of compensation or benefits provided under any other plan, policy, agreement or arrangement.
SECTION 3.     SEVERANCE BENEFITS DURING A CHANGE IN CONTROL PROTECTION PERIOD.
3.1.     Generally. Subject to Section 3.7 and Section 5 hereof, Eligible Employees shall be entitled to severance benefits pursuant to the applicable provisions of this Section 3 if they incur a Severance during the Change in Control Protection Period. For purposes of calculating severance benefits pursuant to this Section 3, any reduction in an Employee’s annual base salary or annual target bonus during the Change in Control Protection Period shall be disregarded.

3.2.     Tier I Employees. Subject to Section 3.7 and Section 5 hereof, the Company shall pay to each Tier I Employee who incurs a Severance during the Change in Control Protection Period an amount equal to two (2) times the sum of his or her Base Salary plus his or her annual target bonus for the year in which the Severance occurs.
3.3.     Tier II, III, IV and V Employees. Subject to Section 3.7 and Section 5 hereof, the Company shall pay to each Tier II Employee, Tier III Employee, Tier IV Employee and Tier V Employee who incurs a Severance during the Change in Control Protection Period an amount equal to two (2) times the sum of all monthly salary continuation payments the employee would have received under Section 2.2, 2.3 or 2.4 hereof, as applicable, in connection with a Severance prior to the Change in Control Protection Period. For the avoidance of doubt, such payment shall not include an amount in respect of COBRA premiums.
3.4.     Benefit Continuation. Subject to Section 3.7 and Section 5 hereof, each Eligible Employee who incurs a Severance during the Change in Control Protection Period shall be entitled to payment by the Company of the cost of such COBRA continuation coverage for such Eligible Employee and his or her eligible dependents covered by the group health plan of the Company or any of its Subsidiaries on the Severance Date and not otherwise ineligible for coverage under the applicable group health plan, for the Salary Continuation Period (e.g., twenty-four (24) months for Tier I Employees and a number of months equal to two times the applicable Salary Continuation Period under Section 2 for all other Eligible Employees), commencing on the first day of the month following the Severance Date, provided that such Eligible Employee timely elects and enrolls in continuation coverage under COBRA; provided further that such payments shall cease to the extent benefits of the same type are received by or made available to such Eligible Employee by a subsequent employer.
3.5.     Outplacement Services. Subject to Section 3.7 and Section 5 hereof, each Tier I Employee, Tier II Employee, Tier III Employee and Tier IV Employee who incurs a Severance during the Change in Control Protection Period shall be provided with outplacement services as if such employee had been terminated prior to the Change in Control Protection Period and had been entitled to receive outplacement benefits pursuant to the applicable provisions of Section 2 hereof (determined without regard to any service requirement).
3.6.     Additional Change in Control Payment. In the event of the Specified Change in Control, each Eligible Employee who incurred a Qualifying Severance on or following the Effective Date and prior to the Specified Change in Control and is entitled to receive payments pursuant to Section 2 hereof, shall be entitled to receive an additional lump-sum cash payment, equal to the difference between (i) the aggregate amount such Eligible Employee would have become entitled to receive in connection with a Severance following a Change in Control pursuant to Section 3.2 or Section 3.3 hereof, as applicable, and (ii) the aggregate amount such Eligible Employee is or was entitled to receive pursuant to Section 2 hereof, as applicable, or is or was otherwise entitled to receive from the Company or any Subsidiary in connection with a termination of employment other than for Cause, death or Disability (the “Additional Change in Control Payment”). For the avoidance of doubt, the Additional Change in Control Payment shall only be paid if the aggregate amount described in subsection (i) herein exceeds the aggregate amount described in subsection (ii) herein, and shall only be paid in respect of the difference between the cash severance payable under Sections 2 and 3 and shall not take into account any continued group health benefits or other in-kind benefits or reimbursements. The Additional Change in Control payment shall be payable, subject to Section 3.7 and 8.14 hereof, as soon as practicable, and no later than sixty (60) days, following the Specified Change in Control. Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code (together with the regulations promulgated thereunder, “Section 409A”), such payments shall be made on the same schedule as the applicable payments would have been paid under this Section 3.
3.7.     Release of Claims. Notwithstanding the foregoing, as a condition to the receipt of any payment pursuant to this Section 3, the Eligible Employee shall be required to execute and not revoke (within the seven (7) day revocation period or other period required by applicable laws) a Separation Agreement provided by the Company or a Subsidiary which contains a customary general release of claims in favor of the Company and its Subsidiaries. Such release and waiver of claims must be signed and become irrevocable prior to the sixtieth (60th) day (or such longer period not to exceed ninety (90) days as mandated by applicable laws) following the Eligible Employee’s Severance Date.
3.8.     Time of Payments. All payments required to be made pursuant to this Section 3 to an Eligible Employee, other than the Additional Change in Control Payment, shall be made in equal installments over twenty-four (24) months for each Tier I Employee who incurs a Severance during the Change in Control Protection Period and, for each other Eligible Employee who incurs a Severance during the Change in Control Protection Period, a number of months equal to two times the applicable Salary Continuation Period, in each case in accordance with the Company’s normal payroll practices. Subject to Section 8.14 hereof, such payments (other than the Additional Change in Control Payment) shall commence as of the first payroll date immediately following the Severance Date; provided, however, that the Company shall retain or withhold any such payments until the date the release described in Section 3.7 hereof has been executed and has become non-revocable, and any such retained or withheld payments shall be paid together with the next severance payment scheduled to be paid following the date such release has been executed and has become non-revocable.
3.9.     Other Arrangements. Notwithstanding the foregoing or any other provision of this Plan, with respect to an Eligible Employee who is a party to a written employment agreement or is eligible to receive severance payments and benefits under any other plan, policy or arrangement maintained or entered into by the Company or any of its Subsidiaries, the Eligible Employee will be entitled to receive the greater of the aggregate severance payments and benefits payable under (i) such other plan, policy, agreement or arrangement and (ii) this Section 3. For the avoidance of doubt, the compensation and benefits provided under this Plan shall not result in duplication of compensation or benefits provided under any other plan, policy, agreement or arrangement.
SECTION 4.     PLAN ADMINISTRATION.

4.1.     The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.
4.2.     The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
4.3.     The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
SECTION 5.     SECTION 280G OF THE CODE.
Notwithstanding any provision to the contrary in the Plan, in the event it is determined by an independent nationally recognized public accounting firm, which is engaged and paid for by the Company prior to the consummation of any transaction constituting a “change in ownership or control” (within the meaning of Section 280G of the Code (and any related regulations or other pronouncements thereunder)) (a “280G CIC”) with respect to the Company (the “Accountant”), which determination shall be certified by the Accountant and set forth in a certificate delivered to the Eligible Employee not less than ten (10) business days prior to the 280G CIC setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to the Eligible Employee under the Plan and any other plans and programs of the Company constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Eligible Employee under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to the Eligible Employee or for the benefit of the Eligible Employee shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction the Eligible Employee would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that the Eligible Employee would be entitled to retain upon receipt of the Reduced Amount. In connection with making determinations under this provision, the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Eligible Employee before or after the

280G CIC, including any amounts payable to the Eligible Employee following his or her termination of employment hereunder with respect to any non-competition provisions that may apply to the Eligible Employee, and the Company and its Subsidiaries shall cooperate in the valuation of any such services, including any non-competition provisions.

If the determination made pursuant to this provision results in a reduction of the payments that would otherwise be paid to the Eligible Employee except for the application of this provision, the Company or the applicable Subsidiary shall promptly give the Eligible Employee notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that the Eligible Employee would otherwise be entitled to receive (whether pursuant to the Plan or otherwise) and shall thereafter be applied to reduce noncash payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Section 409A, the Eligible Employee elects to have the reduction in payments applied in a different order; provided that in no event may such payments be reduced in a manner that would result in subjecting the Eligible Employee to additional taxation under Section 409A.

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company or any of its Subsidiaries to or for the benefit of the Eligible Employee pursuant to the Plan which should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to, or for the benefit of, the Eligible Employee pursuant to the Plan could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or any of its Subsidiaries or the Eligible Employee which the Accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company or any of its Subsidiaries to, or for the benefit of, the Eligible Employee shall be repaid by the Eligible Employee to the Company or its applicable Subsidiary together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Eligible Employee is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company or its applicable Subsidiary to or, for the benefit of, the Eligible Employee, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

SECTION 6.     PLAN MODIFICATION OR TERMINATION
The Plan may be amended or terminated by the Board at any time; provided, however, that no termination or amendment may reduce the benefits or payments an Eligible Employee is receiving as of the date of such termination or amendment pursuant to Section 2 or Section 3, as applicable, of the Plan. During the Change in Control Protection Period, but not during any other period, any reduction in an Eligible Employee’s Pay Grade or any redesignation of any such employee to a less favorable tier shall be disregarded for purposes of the Plan.
SECTION 7.     COMPARABLE INTERNATIONAL GUIDELINES.
With respect to employees of the Company and its Subsidiaries who are employed outside the United States and who would otherwise constitute Eligible Employees, the Company and its Subsidiaries will establish one or more separate severance policies, practices, arrangements, agreements or guidelines (the “International Guidelines”) with terms that are generally consistent with the terms of this Plan to serve as the “floor” or minimum severance related payments and benefits to which such employees may be entitled in the applicable jurisdiction. The International Guidelines shall incorporate such modifications necessary or advisable to comply with any government laws, regulatory requirements of any Governmental Authority and local practices or to conform with or take advantage of governmental requirements, statutes or regulations or local practices; provided, however, that the economic terms of such International Guidelines shall generally be no less favorable but no more favorable in the aggregate than the economic terms of this Plan. Notwithstanding the foregoing, the International Guidelines shall not modify or increase any existing separation pay and benefits under any local statutory severance formulas, severance plans and/or individual employment agreements, or any similar policies, plans, programs, practices, agreements or arrangements maintained or entered into by the Company or its Subsidiaries, and employees shall only be entitled to receive severance pay and benefits under the International Guidelines in the event the economic terms of this Plan would be greater than the separation pay and benefits (including termination-related pay or benefits such as notification periods and garden leave) under any local statutory severance formulas, severance plans and/or individual employment agreements, or any similar policies, plans, programs, practices, agreements or arrangements maintained or entered into by the Company or its Subsidiaries. The establishment of International Guidelines in any applicable jurisdiction shall be subject to the review and approval of the Plan Administrator prior to implementation. The Plan and the International Guidelines shall not be considered a legally binding automatic source of payments upon a Severance.
SECTION 8.     GENERAL PROVISIONS.
8.1.     The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).
8.2.     The adoption of the Plan by the Company and the adoption of corresponding International Guidelines by the Company or any of its Subsidiaries are subject to all notice, information, consultation, and bargaining obligations required by applicable laws.
8.3.     Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
8.4.     If the Company or any Subsidiary thereof is or becomes obligated by law or by contract to pay severance pay, a termination indemnity, notice pay or the like, or if the Company or any Subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay and benefit continuation provided under this Plan or the International Guidelines shall be reduced by the amount of any such severance pay and benefit continuation, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period. For the avoidance of doubt, the compensation and benefits provided under this Plan or the International Guidelines shall not result in duplication of compensation or benefits provided under any other plan, policy, agreement or arrangement.
8.5.     Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any Subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
8.6.     If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
8.7.     This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If an Eligible Employee shall die while any amount would still be payable to such Eligible Employee hereunder if the Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Eligible Employee’s estate.
8.8.     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
8.9.     The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

8.10.     Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.
8.11.     This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law, which shall otherwise control.
8.12.     All pay and benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.
8.13.     The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company, as a condition precedent to such transaction, shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. In addition, any successor of the Company must treat employment service with the Company or any Subsidiary and the successor and its affiliates as continuous employment service with the Company or any Subsidiary for all purposes of calculating severance benefits pursuant to Sections 2 and 3 of this Plan. For the avoidance of doubt, references in this Plan to the Company (other than any such references in Section 1.11 hereof) shall following the Specified Change in Control be deemed to refer to the publicly traded parent company of the Company.
8.14.     Conditions to Payment and Acceleration; Section 409A. The intent of the parties is that payments and benefits under this Plan comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Eligible Employee shall not be considered to have terminated employment with the Company for purposes of this Plan and no payments shall be due to the Eligible Employee under this Plan until such Eligible Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For purposes of this Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described herein that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Eligible Employee’s termination of employment shall instead be paid on the first business day after the date that is six months following the Eligible Employee’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible

Employee under this Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Eligible Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Eligible Employee would become entitled to under the terms of the Plan, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Eligible Employee remits the related taxes.
SECTION 9.     CLAIMS, INQUIRIES, APPEALS.
9.1.     Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:
Plan Administrator
c/o Mylan Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
9.2.     Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review, and an explanation of the Plan’s review procedure.
This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.
9.3.     Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:
Plan Administrator
c/o Mylan Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
With a copy to:
Global General Counsel
Mylan Inc.
1000 Mylan Boulevard
Canonsburg, PA 15317
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.
9.4.     Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 9.4 the application will be deemed denied on review.
9.5.     Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
9.6.     Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 9.1 above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 9.3 above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 9.4 above).